UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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KINDRED HEALTHCARE, INC.

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KINDRED HEALTHCARE, INC.

March 30, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Kindred Healthcare, Inc. (“Kindred”), to be held at 10:00 a.m. (EDT) on Thursday, May 25, 2006, at Kindred’s principal office at 680 South Fourth Street, Louisville, Kentucky 40202-2412.

Information concerning the business to be conducted at the meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Please give all of the information contained in the Proxy Statement your careful attention.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. Please refer to the enclosed voting form for instructions. If you attend the meeting, you will, of course, have the right to vote in person.

I look forward to greeting you personally, and on behalf of the Board of Directors and management, I would like to express our appreciation for your interest in Kindred.

Sincerely,

Paul J. Diaz

President and Chief Executive Officer

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202-2412

KINDRED HEALTHCARE, INC.

680 SOUTH FOURTH STREET

LOUISVILLE, KENTUCKY 40202-2412

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 25, 2006

To the Shareholders of Kindred Healthcare, Inc.:

The Annual Meeting of Shareholders of Kindred Healthcare, Inc. (“Kindred”) will be held at 10:00 a.m. (EDT) on Thursday, May 25, 2006, at Kindred’s principal office at 680 South Fourth Street, Louisville, Kentucky 40202-2412 for the following purposes:

(1)	To elect a board of eight directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as Kindred’s independent auditor for fiscal year 2006;

(3)	To consider a shareholder proposal to urge the Board of Directors to arrange for the spin-off of Kindred’s pharmacy division to its shareholders; and

(4)	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 29, 2006 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE IN ORDER TO AVOID ADDITIONAL SOLICITING EXPENSES TO KINDRED. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU FIND IT CONVENIENT TO ATTEND THE MEETING.

March 30, 2006

Paul J. Diaz

President and Chief Executive Officer

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 25, 2006

GENERAL INFORMATION

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Kindred Healthcare, Inc. (“Kindred” or the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at 10:00 a.m. (EDT) on May 25, 2006, at the Company’s principal office at 680 South Fourth Street, Louisville, Kentucky 40202-2412, and at any adjournment or postponement thereof. Only shareholders of record on the books of the Company at the close of business on March 29, 2006 will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement is dated March 30, 2006 and will be mailed to shareholders on or about April 4, 2006.

Proxies are solicited by the Board of Directors in order to provide each shareholder an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not he or she attends the Annual Meeting in person. When the enclosed proxy card is returned properly signed, the shares represented by the proxy card will be voted by the proxy holders named on the proxy card in accordance with the shareholder’s directions. You are urged to specify your choice by marking the appropriate box on the proxy card. If the proxy card is signed and returned without specifying a choice, the shares will be voted as recommended by the Board of Directors.

The cost of preparing, assembling and mailing the notice of the Annual Meeting, Proxy Statement and proxy card will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers and other employees of the Company, without additional compensation, in person, by telephone or other electronic means. Furthermore, the Company may retain an investor relations firm to solicit proxies from brokers, banks and institutional holders by telephone or mail. Kindred will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Company’s common stock.

Revocability of Proxy

Executing and returning the enclosed proxy card will not affect your right to attend the Annual Meeting and vote in person. If you do attend, you may vote by ballot at the Annual Meeting, thereby effectively canceling any proxies previously given. In addition, a shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by filing with the Corporate Secretary of the Company any instrument revoking it, or by filing with the Company a duly executed proxy bearing a later date.

Voting Rights and Outstanding Shares

Each share of common stock, $0.25 par value (“Common Stock”), of the Company outstanding at the close of business on March 29, 2006 is entitled to one vote at the Annual Meeting. As of March 29, 2006, there were 38,884,519 shares of Common Stock outstanding.

The presence at the Annual Meeting in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of all business at the Annual Meeting. The vote of a plurality of the outstanding shares of Common Stock present in person or by proxy will be necessary to elect the director-nominees listed in this Proxy Statement. The affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy will be necessary (1) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2006, (2) to approve a shareholder proposal to urge the Board of Directors to arrange for the spin-off of the Company’s pharmacy division to its shareholders, and (3) to approve any other matters that may properly come before the

Annual Meeting for shareholder consideration. Abstentions and proxies relating to “street name” shares for which brokers have not received voting instruction from the beneficial owner (“Broker Non-Votes”) are counted in determining whether a quorum is present. In the election of directors, the nominees receiving the highest number of votes will be elected. Therefore, abstentions or Broker Non-Votes for a director-nominee will have no effect. With respect to any matters submitted to the shareholders for their consideration other than the election of directors, abstentions will be counted as shares present and entitled to vote on such proposals in determining whether the proposals have received the requisite number of favorable votes, whereas Broker Non-Votes will not be counted as shares present and entitled to vote on such proposals. Thus, abstentions will have the same effect as votes against any such proposal, whereas Broker Non-Votes will have no effect in determining whether any such proposal has been approved by the shareholders. Therefore, it is important that you complete and return your proxy early so that your vote may be recorded.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting, who also will determine whether a quorum is present.

1.    PROPOSAL TO ELECT DIRECTORS

The Board of Directors of the Company (the “Board” or the “Board of Directors”) currently consists of eight persons. The Board of Directors has nominated the eight persons listed below to be elected as directors at the Annual Meeting. Each director elected at the Annual Meeting will serve, subject to the provisions of the Company’s bylaws, until the next annual meeting of shareholders and until his successor is duly elected and qualified. The names and ages of the nominees proposed for election as directors, all of whom are presently directors of the Company, together with certain information concerning the nominees, are set forth below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTORS OF EACH OF THE NOMINEES LISTED BELOW.

Nominees For Director

EDWARD L. KUNTZ (60) has served as the Executive Chairman of the Board of Directors since January 1, 2004. He served as the Company’s Chairman of the Board and Chief Executive Officer from January 1999 to December 31, 2003. He served as President of the Company from November 1998 until January 2002. He also served as Chief Operating Officer and a director of the Company from November 1998 to January 1999. Mr. Kuntz was Chairman and Chief Executive Officer of Living Centers of America, Inc., a leading provider of long-term healthcare, from 1992 to 1997. Mr. Kuntz is a director of Rotech Healthcare, Inc., a provider of home medical equipment and related products and services.

THOMAS P. COOPER, M.D. (61) has served as a director of the Company since May 22, 2003. Dr. Cooper is the founder, Chairman and Chief Executive Officer of Vericare, Inc., a provider of mental health services to patients in long-term care facilities, since 1991. Dr. Cooper also is an adjunct professor at the Columbia University School of Business. From November 2000 to December 2001, Dr. Cooper was the Chief Executive Officer of Oncall Healthcare, Inc., a start-up venture that provided nurse triage services. He also was the founder and Chief Executive Officer of Cove Healthcare, Inc., a provider of physician hospitalists to acute care hospitals, from June 1997 to November 1999. Dr. Cooper is a director of Hanger Orthopedic Group, Inc., the largest operator of orthotic and prosthetic patient-care centers in the United States. (1)(2)

PAUL J. DIAZ (44) has served as a director of the Company since May 2002, as Chief Executive Officer of the Company since January 1, 2004 and as President of the Company since January 2002. He served as the Chief Operating Officer of the Company from January 2002 to December 31, 2003. From 1996 to July 1998, he served in various executive capacities with Mariner Health Group, Inc. (“Mariner Health”), a long- term healthcare provider, most recently as Executive Vice President and Chief Operating Officer. Prior to joining

Mariner Health, Mr. Diaz was Chief Executive Officer of Allegis Health Services, Inc., a long-term healthcare provider, where he also previously served as Chief Financial Officer and General Counsel. Since leaving Mariner Health and prior to joining the Company, he served as the managing member of Falcon Capital Partners, LLC, a private investment and consulting firm specializing in healthcare restructurings, and as Chairman and Chief Executive Officer of Capella Senior Living, LLC, a start-up venture to provide long-term healthcare services.

MICHAEL J. EMBLER (41) has served as a director of the Company since July 2001. Since July 2001, Mr. Embler has served as an officer of Franklin Mutual Advisers, LLC, an investment advisory firm. From October 1992 to May 2001, he served in various positions with Nomura Holding America, Inc., an investment advisory firm, most recently as Managing Director. Mr. Embler is a director of AboveNet, Inc., a telecommunication services company. (1)(2)(3)

GARRY N. GARRISON (59) has served as a director of the Company since April 2001. From 1997 to 2000, Mr. Garrison served as Senior Vice President of Dynamic Healthcare Solutions, Inc., a venture capital firm specializing in high-growth, health related businesses. From 1996 to 1997, he served as President and Chief Executive Officer, Specialty Services Division of Foundation Health Systems, Inc., an integrated managed care organization, overseeing operations for various specialty services companies. Mr. Garrison also served as President and Chief Operating Officer of Integrated Pharmaceutical Services from 1994 to 1996. (1)(2)

ISAAC KAUFMAN (58), a certified public accountant, has served as a director of the Company since April 2001. Since September 1998, Mr. Kaufman has served as the Senior Vice President and Chief Financial Officer of Advanced Medical Management Inc., a manager of medical practices and an outpatient surgical center. From February 1998 to September 1998, he served as the Chief Financial Officer of Bio Science Contract Production Corp., a contract manufacturer of bulk pharmaceuticals and biologics. Mr. Kaufman also served as Chief Financial Officer of VSI Group, Inc. from October 1996 to February 1998. Mr. Kaufman is a director of TransWorld Entertainment Corporation, a leading specialty retailer of music and video products, and Hanger Orthopedic Group, Inc., the largest operator of orthotic and prosthetic patient care centers in the United States. (3)(4)

JOHN H. KLEIN (59) has served as a director of the Company since April 2001. Mr. Klein has served as Chairman and Managing Director of Aston Partners, a private equity fund, since 2001. He also has served as Chairman and Chief Executive Officer of DAVA Pharmaceuticals Co., a generic pharmaceutical company, since March 2004. He has been the Chairman and Chief Executive Officer of Strategic Business and Technology Solutions, LLC, a strategic business and technology advisory firm, since June 1998. Mr. Klein also has served as the Chairman and Chief Executive Officer of BI Logix, Inc., a business intelligence software solutions company, since May 1998. In addition, he has served as Chairman and Chief Executive Officer of DentalLine.com, a group benefit and internet company, since July 1999. From March 1998 to August 2000, he served as Director and Vice Chairman of Image Vision, a developer and marketer of imaging systems and products. (1)(3)(4)(5)

EDDY J. ROGERS, JR. (65) has served as a director of the Company since August 12, 2003. Mr. Rogers has been a partner with the law firm of Andrews Kurth LLP since October 2001. From January 1995 to October 2001, he was a partner with the law firm of Mayor, Day, Caldwell & Keeton, L.L.P., a firm which merged with Andrews Kurth. (3)(4)

(1)	Member of the Executive Compensation Committee, of which Mr. Klein is Chairman.
(2)	Member of the Compliance and Quality Committee, of which Dr. Cooper is Chairman.
(3)	Member of the Nominating and Governance Committee, of which Mr. Klein is Chairman.
(4)	Member of the Audit Committee, of which Mr. Kaufman is Chairman.
(5)	Mr. Klein serves as the lead independent director for the Board of Directors.

As noted above, Mr. Diaz served as Executive Vice President and Chief Operating Officer of Mariner Health until July 1998. On July 31, 1998, Paragon Health Network, Inc., the predecessor to Mariner Post-Acute

Networks, Inc. (“Mariner Post-Acute”) acquired Mariner Health. Mariner Post-Acute and substantially all of its subsidiaries, including Mariner Health, filed voluntary petitions under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on January 18, 2000.

The information contained in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of such nominees, except to the extent certain information appears in its records. Directors’ ages are given as of January 1, 2006.

SHARES OF COMMON STOCK OF THE COMPANY REPRESENTED BY PROXIES EXECUTED AND RECEIVED IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL OF THE NOMINEES, UNLESS OTHERWISE SPECIFIED ON THE PROXY. The Board of Directors does not contemplate that any of the nominees will be unable to serve as a director. However, in the event that one or more nominees are unable or unwilling to accept or are unavailable to serve, the persons named in the proxies or their substitutes will have the authority, according to their judgment, to vote or refrain from voting for other individuals as directors.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors has determined that the following six directors are independent, as defined under the listing standards of the New York Stock Exchange (“NYSE”) and the Nasdaq Stock Market (“NASDAQ”): Thomas P. Cooper, M.D., Mr. Michael J. Embler, Mr. Garry N. Garrison, Mr. Isaac Kaufman, Mr. John H. Klein and Mr. Eddy J. Rogers, Jr. The Board’s determination was based on a review in which each director’s independence was evaluated on a case-by-case basis. The Board considered any matters that could affect the ability of each outside director to exercise independent judgment in carrying out his responsibilities as a director, including all transactions and relationships between each such director, the director’s family members and organizations with which the director or the director’s family members have an affiliation and the Company, its subsidiaries and its management. Any such matters were evaluated both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. These independent directors have regularly scheduled meetings at which members of management are not present.

During 2005, the Board of Directors held 11 meetings, including five regular and six special meetings. Each director attended more than 75% of the total number of meetings of the Board and the applicable committees during the periods on which each served. The Board of Directors has established an Audit Committee, a Compliance and Quality Committee, an Executive Compensation Committee, and a Nominating and Governance Committee. Each committee has a written charter which is available on the Company’s website at www.kindredhealthcare.com. The Company’s Corporate Governance Guidelines also are available on the Company’s website at www.kindredhealthcare.com. Information on the Company’s website is not part of this Proxy Statement. Shareholders may request a copy of the charters or the Corporate Governance Guidelines by contacting the Company, care of the Corporate Secretary, at the Company’s principal office.

Audit Committee.    The Audit Committee has three members consisting of Mr. Isaac Kaufman (Chairman), Mr. John H. Klein and Mr. Eddy J. Rogers, Jr. Each member of the Audit Committee is independent as defined under the listing standards of the NYSE and NASDAQ. The Board of Directors has determined that Mr. Kaufman is the Audit Committee’s financial expert as defined in Item 401 of Regulation S-K promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Audit Committee held eight meetings during 2005. The Audit Committee assists the Board of Directors in monitoring (1) the adequacy of the Company’s system of internal controls, accounting policies, financial reporting practices, and the quality and integrity of the Company’s financial reporting; (2) the independent auditor’s qualifications and independence; and (3) the performance of the Company’s internal audit function and independent auditor.

Compliance and Quality Committee.    The Compliance and Quality Committee has three members consisting of Thomas P. Cooper, M.D. (Chairman), Mr. Michael J. Embler and Mr. Garry N. Garrison. Each

member of the Compliance and Quality Committee is independent as defined under the listing standards of the NYSE and NASDAQ. The Compliance and Quality Committee held five meetings in 2005. The Compliance and Quality Committee assists the Board of Directors in monitoring (1) the Company’s compliance with applicable laws, regulations and policies; (2) the Company’s compliance with its Corporate Integrity Agreement and its Code of Conduct; and (3) the Company’s programs, policies and procedures that support and enhance the quality of care provided by the Company.

Executive Compensation Committee.    The Executive Compensation Committee has four members consisting of Mr. John H. Klein (Chairman), Thomas P. Cooper, M.D., Mr. Michael J. Embler and Mr. Garry N. Garrison. Each member of the Executive Compensation Committee is independent as defined under the listing standards of the NYSE and NASDAQ. The Executive Compensation Committee held seven meetings in 2005. The Executive Compensation Committee assists the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders and the investment community by ensuring that the Company’s key executives, officers and Board members are compensated in accordance with the Company’s overall compensation policies and executive compensation policies. The Executive Compensation Committee recommends and approves compensation policies, programs and pay levels that are necessary to support the Company’s objectives and that are rational and reasonable to the value of the services rendered.

Nominating and Governance Committee.    The Nominating and Governance Committee has four members consisting of Mr. John H. Klein (Chairman), Mr. Michael J. Embler, Mr. Isaac Kaufman and Mr. Eddy J. Rogers, Jr. Each member of the Nominating and Governance Committee is independent as defined under the listing standards of the NYSE and NASDAQ. The Nominating and Governance Committee held five meetings in 2005. The Nominating and Governance Committee assists the Board of Directors by (1) identifying individuals qualified to become Board members, and approving the director nominees for the next annual meeting of shareholders and approving nominees to fill vacancies on the Board; (2) recommending to the Board nominees for director and chairperson(s) for each committee; (3) leading the Board in its annual review of the Board’s performance; and (4) recommending to the Board the corporate governance guidelines applicable to the Company.

It is the policy of the Nominating and Governance Committee to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors. The Committee has not established any specific qualifications for directors. The Nominating and Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors. The Nominating and Governance Committee may recommend increasing the size of the Board of Directors if it perceives specialized needs for the Board of Directors and if qualified director candidates are identified. In order to avoid the unnecessary use of the Nominating and Governance Committee’s resources, the Nominating and Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below. There have been no material changes to the procedures by which shareholders may recommend director candidates since the Company last disclosed such procedures.

To submit a recommendation of a director candidate to the Nominating and Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Nominating and Governance Committee, care of the Corporate Secretary, at the Company’s principal office:

1.    The name of the person recommended as a director candidate;

2.    All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended;

3.    The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.    As to the shareholder making the recommendation, the name and address, as they appear on the Company’s books, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Company’s Common Stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s Common Stock, and the number and class of all shares of each class of stock of the Company owned of record or beneficially by such holder; and

5.    A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of shareholders to be held in 2007, the recommendation must be received in accordance with the requirements for other shareholder proposals. See “Shareholder Proposals and Director Nominations.”

The Nominating and Governance Committee has generally identified director nominees based upon suggestions by outside directors, management members and/or shareholders, and has interviewed and evaluated those persons on its own. On occasion, the Company employs outside search firms to identify and screen potential director candidates. The Company seeks directors who possess integrity, a high level of education and business experience, broad-based business acumen, an understanding of the Company’s businesses and the healthcare industry generally, strategic thinking and a willingness to share ideas, a network of contacts and diversity of experiences, expertise and background. The Nominating and Governance Committee uses these criteria to evaluate potential nominees, and does not evaluate proposed nominees differently depending upon who has made the proposal.

Attendance at the Annual Meeting.    The Board of Directors does not require directors to attend the annual meeting of shareholders. Mr. Diaz was the only director in attendance at the 2005 annual meeting of shareholders.

COMPENSATION OF DIRECTORS

During 2005, non-employee directors received (1) $3,000 for each Board meeting attended and $2,000 for each committee meeting attended unless the meeting was held telephonically; (2) $1,000 for each telephonic meeting of the Board or any committee meeting attended; (3) a $12,000 quarterly retainer; and (4) an additional $2,500 quarterly retainer for the Audit Committee chairman and an additional $2,000 quarterly retainer for the other committee chairmen. In addition, the lead independent director received a quarterly retainer of $2,000.

Pursuant to the Company’s 2001 Stock Option Plan for Non-Employee Directors (the “Directors Plan”), on January 10, 2005 the Company issued to each non-employee director an option to purchase 5,000 shares of Common Stock having an exercise price of $27.90 per share. These options are exercisable in four equal annual installments beginning on the first anniversary of their grant date and have a ten-year term. Pursuant to the Directors Plan, the Company issues, on January 10 of each year during the term of the Directors Plan, an option to purchase 5,000 shares of Common Stock to each non-employee director. These options will have an exercise price equal to the fair market value of the Common Stock on the date the option is granted, vest in four equal annual installments beginning on the first anniversary of their date of grant, and have a ten-year term.

In addition, upon the appointment or election of a person as a non-employee director for the first time, such director will receive a one-time grant of an option to purchase 15,000 shares of Common Stock under the Directors Plan. These options will have an exercise price equal to the fair market value of the Common Stock on the date the option is granted, vest in four equal annual installments beginning on the first anniversary of their date of grant, and have a ten-year term.

CODE OF ETHICS

The Company has adopted a Code of Conduct that serves as its code of ethics and applies to all of the Company’s employees, including the principal executive officer, principal financial officer, principal accounting officer, and certain other persons performing similar functions. The text of the Company’s Code of Conduct is posted on the Company’s website located at www.kindredhealthcare.com under the “Investor Information” section and is available in print to any requesting shareholder. In addition, the Company intends to disclose on its website (1) the nature of any amendment to a provision of the Code of Conduct that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions and (2) the nature of any waiver, including an implied waiver, from provisions of the Code of Conduct that is granted to one of these specified individuals, the name of the person to whom the waiver was granted and the date of the waiver. Such disclosure will be made within five business days following the date of the applicable amendment or waiver. Information contained on the Company’s website is not part of this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock and the Company’s Series A and Series B warrants, as of January 1, 2006 (except as otherwise noted), by (1) each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, (2) each person who is a director or nominee for director, (3) each of the Company’s Named Executive Officers (as defined herein), and (4) all of the persons who are directors and executive officers of the Company, as a group.

	Amount and Nature of Beneficial Ownership (1)			Percent of Class (1)
Name of Beneficial Owner	Common Stock	Series A Warrants	Series B Warrants	Common Stock	Series A Warrants	Series B Warrants
Directors, Nominees and Named Executive Officers
Edward L. Kuntz	207,631	—	—	*	—	—
Paul J. Diaz	776,007	—	—	2.1	—	—
Thomas P. Cooper, M.D.	9,250	—	—	*	—	—
Michael J. Embler (2) (3)	10,247,808	560,242	1,400,603	24.8	30.1	30.2
Garry N. Garrison	34,750	—	—	*	—	—
Isaac Kaufman	34,750	—	—	*	—	—
John H. Klein	34,750	—	—	*	—	—
Eddy J. Rogers, Jr.	14,250	—	—	*	—	—
Richard A. Lechleiter	173,201	—	—	*	—	—
Frank J. Battafarano	157,319	—	—	*	—	—
Lane M. Bowen	81,997	—	—	*	—	—
Richard E. Chapman	99,648	—	—	*	—	—

All Directors and Executive Officers as a Group (18 persons) (2)	12,168,581	560,242	1,400,603	28.7	30.1	30.2

Other Security Holders with More than 5% Ownership
Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., and Barclays Global Investors Japan Trust and Banking Company Limited (4)	5,291,951	—	—	14.2	—	—
Boston Partners Asset Management, L.L.C. (5)	1,985,330	—	—	5.3	—	—
Dimensional Fund Advisors Inc. (6)	2,412,674	—	—	6.5	—	—
Franklin Mutual Advisers, LLC (2)(3)(7)	10,247,808	560,242	1,400,603	24.8	30.1	30.2
Jana Partners LLC (8)	3,650,600	—	—	9.8	—	—
Leon G. Cooperman (9)	1,949,100	—	—	5.2	—	—

*	Denotes less than 1%.

(1)	Includes shares subject to options or warrants and which are exercisable within 60 days from January 1, 2006. Other than shares subject to warrants as expressly indicated in the table, the number of shares of Common Stock that may be acquired through exercise of options, which are exercisable as of, or within 60 days after, January 1, 2006, are as follows: Mr. Kuntz – 65,754 shares; Mr. Diaz – 443,606 shares; Dr. Cooper – 9,250 shares; Mr. Embler – 34,750 shares; Mr. Garrison – 34,750 shares; Mr. Kaufman – 34,750 shares; Mr. Klein – 34,750 shares; Mr. Rogers – 14,250 shares; Mr. Lechleiter – 95,573 shares; Mr. Battafarano – 70,966 shares; Mr. Bowen – 34,426 shares; and Mr. Chapman – 48,530 shares. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock and/or warrants beneficially owned by them. The total for Mr. Battafarano includes 50 shares held jointly with his mother.

(2)	The number of shares of Common Stock shown in the table includes shares issuable upon the exercise of the Series A warrants and the Series B warrants. Two shares of Common Stock are issuable upon the exercise of each series of warrants. See notes 3 and 7 below.

(3)	Mr. Embler disclaims beneficial ownership of the securities held by Franklin Mutual Advisers, LLC (“FMA”). In addition, Mr. Embler disclaims beneficial ownership of shares underlying options issued by the Company to Mr. Embler. Mr. Embler is an officer of FMA and serves on the Board at the request of FMA. In accordance with FMA’s internal policy, all cash and non-cash compensation issued to Mr. Embler in connection with his service on the Board of Directors has or will be distributed directly to the advisory clients of FMA. See note 7 below.

(4)	Based on a Schedule 13G filed jointly by Barclays Global Investors, NA. (“BGI”), Barclays Global Fund Advisors (“BGFA”), Barclays Global Investors, Ltd. (“BGIL”) and Barclays Global Investors Japan Trust and Banking Company Limited (“Barclays Japan”) (collectively, “Barclays”) dated December 31, 2005 with the Securities and Exchange Commission (“SEC”). According to the Schedule 13G, Barclays has sole power to vote 4,885,161 shares and sole power to dispose of 5,291,951 shares and holds the shares in trust accounts for the economic beneficiaries of the accounts. The address of BGI and BGFA is 45 Fremont Street, San Francisco, CA 94105. The address of BGIL is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The address of Barclays Japan is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan.

(5)	Based on a Schedule 13G filed by Boston Partners Asset Management, L.L.C. (“BPAM”) dated December 31, 2005 with the SEC. According to the Schedule 13G, BPAM holds all of these shares under management for its clients. The address for BPAM is 28 State Street, 20th Floor, Boston, Massachusetts 02109.

(6)	Based on a Schedule 13G/A filed by Dimensional Fund Advisors Inc. (“Dimensional”) dated December 31, 2005 with the SEC. According to the Schedule 13G/A, Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). According to the Schedule 13G/A, Dimensional, in its role as investment advisor or manager, possesses investment and/or voting power over these shares that are owned by the Funds. Dimensional disclaims beneficial ownership of these shares. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(7)	FMA has advised the Company that advisory clients of FMA own the referenced securities. FMA has indicated that the Common Stock and warrants are beneficially owned by one or more open-end investment companies or other management accounts of FMA. Under its advisory contracts, FMA has sole voting and investment power over these securities owned by its clients which FMA manages. The number of shares of Common Stock shown in the table includes shares issuable upon the exercise of 560,242 Series A warrants and 1,400,603 Series B warrants which are currently exercisable. Michael J. Embler is an officer of FMA. Mr. Embler and FMA disclaim beneficial ownership of the securities held by FMA. See notes 2 and 3 above. The address of FMA is 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

(8)	Based on a Schedule 13G filed by Jana Partners LLC (“Jana”) dated January 11, 2006 with the SEC. According to the Schedule 13G, Jana is a private money management firm which holds the shares in various accounts under its management and control. The address of Jana is 201 Post Street, Suite 1000, San Francisco, California 94108.

(9)

Based on a Schedule 13G filed with the SEC by Leon G. Cooperman (“Cooperman”) in his capacity as Managing Member of Omega Associates, L.L.C. (“Associates”) and President and majority stockholder of Omega Advisors, Inc. (“Advisors”), dated January 27, 2006. Associates is the general partner of Omega Capital Partners, L.P. (“Capital LP”), Omega Equity Investors, L.P. (“Equity LP”) and Omega Capital Investors, L.P. (“Investors LP”). Advisors serves as the investment manager to Omega Overseas Partners, Ltd. (“Overseas”). According to the Schedule 13G, Cooperman has sole power to vote and dispose of 1,135,100 shares, all of which are owned by Capital LP, Equity LP, Investors LP and Overseas, and shared power to vote and dispose of 814,000 shares, all of which are owned by managed accounts over which Advisors serves as discretionary investment advisor. The 1,135,100 shares consist of 590,800 shares owned by Capital LP, 116,100 shares owed by Equity LP, 48,000 shares owned by Investors LP and 380,200 shares owned by Overseas. The address of each of Cooperman, Capital LP, Equity LP, Investors LP, Overseas, Associates and Advisors is 88 Pine Street, Wall Street Plaza—31st Floor, New York, New York 10005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of the Common Stock to file initial stock ownership reports and reports of changes in ownership with the SEC. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2005 except as follows.

On May 2, 2005, John J. Lucchese, Vice President, Finance and Corporate Controller, was one day late in filing a Form 4 that, as amended, reflected the acquisition of 913 shares of Common Stock.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following Summary Compensation Table sets forth compensation earned during the three fiscal years ended December 31, 2005 by (1) the Chief Executive Officer of the Company and (2) the other four most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Restricted Stock Awards(3)		Securities Underlying Options		All Other Compensation(8)
Paul J. Diaz President and Chief Executive Officer	2005 2004 2003	$828,000 800,000 618,000	$1,449,000 1,400,000 1,142,585	$64,498 51,289 52,343	$4,121,111 1,204,414 3,007,615	(4) (5) (6)	160,507 67,220 197,184	(7)	$ 7,831 — —

Richard A. Lechleiter Executive Vice President and Chief Financial Officer	2005 2004 2003	$356,070 317,240 309,500	$606,339 523,446 596,934	— — —	$1,134,599 272,442 209,453	(4) (5) (6)	36,418 15,206 25,330	(7)	$24,991 20,288 21,256

Frank J. Battafarano Executive Vice President and President, Hospital Division	2005 2004 2003	$368,200 328,080 309,500	$590,820 541,332 613,183	— — —	$1,412,696 272,442 209,453	(4) (5) (6)	47,471 15,206 25,330	(7)	$39,298 37,499 35,034

Lane M. Bowen Executive Vice President and President, Health Services Division	2005 2004 2003	$356,070 317,240 309,500	$571,339 523,446 483,263	— — —	$824,821 272,442 209,453	(4) (5) (6)	24,357 15,206 25,330	(7)	$35,647 19,585 40,436

Richard E. Chapman Executive Vice President and Chief Administrative and Information Officer	2005 2004 2003	$356,070 317,240 309,500	$571,339 523,446 521,934	— — —	$970,307 272,442 209,453	(4) (5) (6)	30,019 15,206 25,330	(7)	$10,250 11,062 5,000

(1)	The amounts shown include cash bonuses awarded under the Company’s short-term incentive plan and amounts earned under the Company’s long-term incentive plan. For the periods presented, the amounts earned under the long-term incentive plan by the Named Executive Officers were as follows:

Year	Mr. Diaz	Mr. Lechleiter	Mr. Battafarano	Mr. Bowen	Mr. Chapman
2005	$828,000	$325,080	$336,150	$325,080	$325,080
2004	800,000	285,516	295,272	285,516	285,516
2003	361,530	181,058	181,058	181,058	181,058

Under the long-term incentive plan, amounts are earned based upon annual performance criteria and, subject to continued employment, are paid in equal annual installments over the three succeeding years.

In addition, the amount shown for Mr. Lechleiter for 2005 includes a special bonus of $35,000 to recognize his efforts in recouping a $55 million favorable hospital Medicare settlement during 2005. The amounts shown for 2003 also include a special performance award granted to the Company’s key employees based upon the successful execution of several strategic and operational initiatives that resulted in a significant enhancement in shareholder value during 2003. The amounts awarded to the Named Executive Officers were as follows: Mr. Diaz—$350,000; Mr. Lechleiter—$200,000; Mr. Battafarano—$200,000; Mr. Bowen—$175,000; and Mr. Chapman—$125,000.

(2)

These amounts represent (i) transportation-related benefits of $64,498, $35,904 and $38,081 for 2005, 2004 and 2003, respectively, and (ii) cash compensation related to the payment of certain paid time off benefits of $15,385 and $14,262 for 2004 and 2003, respectively. For purposes of determining the value of transportation-related benefits for 2005, the Company based the calculation on the aggregate incremental cost to the Company to provide such transportation. The aggregate incremental cost for the Company aircraft is based on a cost-per-flight-hour charge developed from the annual direct costs to operate the Company’s aircraft. The incremental cost for any chartered aircraft is the actual cost of the chartered aircraft paid by the Company. For 2004 and 2003, the value of the transportation-related benefits was based on the taxable value calculated under the per-mile Standard Industry Fare Level rate established by the Department of Transportation.

(3)	As of December 31, 2005, the Named Executive Officers held the following number of shares of restricted common stock with the following values (based upon the closing price of $25.76 reported on the NYSE for the Common Stock on December 30, 2005): Mr. Diaz—319,829 shares valued at $8,238,795; Mr. Lechleiter—58,878 shares valued at $1,516,697; Mr. Battafarano—86,293 shares valued at $2,222,908; Mr. Bowen—47,571 shares valued at $1,225,429; and Mr. Chapman—50,944 shares valued at $1,312,317. The Company has not paid dividends on its Common Stock, but the holder of restricted stock is entitled to dividends if paid.

(4)	These amounts represent shares of restricted Common Stock granted during 2005 as follows:

(a)	A grant of shares of restricted Common Stock on February 23, 2005 to certain of the Named Executive Officers as follows: Mr. Lechleiter—15,000 shares; Mr. Battafarano—15,000 shares; Mr. Bowen—15,000 shares; and Mr. Chapman—15,000 shares. These shares vest in three equal annual installments, beginning on the first anniversary of the date of grant. The closing price of the Common Stock on February 23, 2005 as reported on the NYSE was $30.42.

(b)	A grant of shares of restricted Common Stock on April 27, 2005 to the Named Executive Officers as follows: Mr. Diaz—48,332 shares; Mr. Lechleiter—7,955 shares; Mr. Battafarano—8,226 shares; Mr. Bowen—6,028 shares; and Mr. Chapman—6,028 shares. These shares vest in four equal annual installments, beginning on the first anniversary of the date of grant. The closing price of the Common Stock on April 27, 2005 as reported on the NYSE was $31.09.

(c)	A grant of shares of restricted Common Stock on August 10, 2005 to the Named Executive Officers as follows: Mr. Diaz— 84,087 shares; Mr. Lechleiter—13,840 shares; Mr. Battafarano—22,500 shares; Mr. Bowen—5,816 shares; and Mr. Chapman—10,488 shares. These shares vest in four equal annual installments, beginning on the first anniversary of the date of grant. The closing price of the Common Stock on August 10, 2005 as reported on the NYSE was $31.14.

(5)	These amounts represent shares of restricted Common Stock granted on July 26, 2004 to the Named Executive Officers as follows: Mr. Diaz—50,415 shares; Mr. Lechleiter—11,404 shares; Mr. Battafarano—11,404 shares; Mr. Bowen—11,404 shares; and Mr. Chapman—11,404 shares. These shares vest in three equal annual installments, beginning on the first anniversary of the date of grant. The closing price of the Common Stock on July 26, 2004 as reported on NASDAQ was $23.89.

(6)	These amounts represent shares of restricted Common Stock granted during 2003 and have been adjusted retroactively to reflect a 2-for-1 stock split in the form of a 100% stock dividend distributed on May 27, 2004 (the “Stock Split”). These amounts represent shares of restricted Common Stock granted on July 22, 2003 to the Named Executive Officers as follows: Mr. Diaz—57,888 shares; Mr. Lechleiter—18,998 shares; Mr. Battafarano—18,998 shares; Mr. Bowen—18,998 shares; and Mr. Chapman—18,998 shares. These shares vest in three equal annual installments, beginning on the first anniversary of the date of grant. The closing price of the Common Stock on July 22, 2003 as reported on NASDAQ was $11.03. In addition, the total for Mr. Diaz includes a grant of 120,000 shares of restricted Common Stock granted on October 28, 2003. These shares vest in three equal annual installments, beginning on the first anniversary of the date of grant. The closing price of the Common Stock on October 28, 2003 as reported on the NYSE was $19.75.

(7)	These amounts reflect the impact of the Stock Split.

(8)	In addition to certain amounts noted below, the amounts in this column include contributions for the benefit of the Named Executive Officers to the Company’s Retirement Savings Plan (“RSP”) and Deferred Compensation Plan (“DCP”) as follows:

	2005			2004			2003
	RSP	DCP	Total	RSP	DCP	Total	RSP	DCP	Total
Mr. Diaz	$3,234	$4,597	$7,831	—	—	—	—	—	—
Mr. Lechleiter	3,234	2,237	5,471	$3,972	$2,208	$6,180	$5,000	$2,357	$7,357
Mr. Battafarano	3,234	11,764	14,998	3,972	8,094	12,066	5,000	8,640	13,640
Mr. Bowen	3,234	2,423	5,657	3,972	—	3,972	5,000	—	5,000
Mr. Chapman	3,234	2,461	5,695	3,972	—	3,972	5,000	—	5,000

In addition, the amounts include certain transportation-related benefits as follows:

	2005	2004	2003
Mr. Lechleiter	$19,520	$14,108	$6,459
Mr. Battafarano	17,117	19,123	21,394
Mr. Bowen	2,603	1,277	—
Mr. Chapman	4,505	4,040	—

For purposes of determining the value of transportation-related benefits for 2005, the Company based the calculation on the aggregate incremental cost to the Company to provide such transportation. The aggregate incremental cost for the Company aircraft is based on a cost-per-flight-hour charge developed from the annual direct costs to operate the Company’s aircraft. The incremental cost for any chartered aircraft is the actual cost of the chartered aircraft paid by the Company. For 2004 and 2003, the value of the transportation-related benefits was based on the taxable value calculated under the per-mile Standard Industry Fare Level rate established by the Department of Transportation.

The amounts also include cash compensation related to the payment of certain paid time off benefits as follows:

	2005	2004	2003
Mr. Lechleiter	—	—	$7,440
Mr. Battafarano	$7,183	$6,310	—
Mr. Bowen	13,025	11,897	8,928
Mr. Chapman	—	3,050	—

In addition, the amount for Mr. Bowen for 2005 includes $14,312 for reimbursement of personal travel expenses. The amounts for Mr. Bowen in 2004 and 2003 also include certain relocation benefits and living expenses (including a gross-up for applicable taxes) of $2,439 and $26,508, respectively.

Option Grants in Last Fiscal Year

The following table sets forth information concerning options to purchase shares of Common Stock granted to the Named Executive Officers in 2005:

	Number of Securities Underlying Options Granted(1)		% of Total Options Granted to Employees in 2005	Exercise Price Per Share(4)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(5)
Name						5%	10%
Paul J. Diaz	58,584 101,923	(2) (2)	6.6 11.5	$31.09 31.14	4/27/12 8/10/12	$741,483 1,292,089	$1,727,971 3,011,116

Richard A. Lechleiter	10,000 9,642 16,776	(3) (2) (2)	1.1 1.1 1.9	$30.42 31.09 31.14	2/23/15 4/27/12 8/10/12	$191,310 122,036 212,671	$484,816 284,397 495,614

Frank J. Battafarano	10,000 9,971 27,500	(3) (2) (2)	1.1 1.1 3.1	$30.42 31.09 31.14	2/23/15 4/27/12 8/10/12	$191,310 126,200 348,620	$484,816 294,101 812,434

Lane M. Bowen	10,000 7,307 7,050	(3) (2) (2)	1.1 0.8 0.8	$30.42 31.09 31.14	2/23/15 4/27/12 8/10/12	$191,310 92,483 89,374	$484,816 215,524 208,279

Richard E. Chapman	10,000 7,307 12,712	(3) (2) (2)	1.1 0.8 1.4	$30.42 31.09 31.14	2/23/15 4/27/12 8/10/12	$191,310 92,483 161,151	$484,816 215,524 375,551

(1)	As initially granted, all options shown in the above table become exercisable in either three or four equal annual installments, beginning on the first anniversary of the date of grant, and have either a seven-year or ten-year term. On December 14, 2005, the Executive Compensation Committee of the Company’s Board of Directors accelerated the vesting of all unvested stock options awarded to employees and officers under the Kindred Healthcare, Inc. 2001 Stock Incentive Plan, Amended and Restated (the “Incentive Plan”) which had exercise prices greater than the closing price of $26.48 per share as reported on the NYSE at December 14, 2005. See “Report of the Executive Compensation Committee.”

(2)	These options have a seven-year term.

(3)	These options have a ten-year term.

(4)	The exercise price and any tax withholding obligations related to exercise may be paid, at the discretion of the Executive Compensation Committee, in cash, in shares of Common Stock or through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Company.

(5)	The dollar amounts in this table represent the potential realizable value of the stock options granted, assuming that the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at annualized rates of 5% and 10%, respectively, but before taxes associated with exercise. Therefore, these amounts are not the actual value of the options granted and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. No assurance can be given that the price of the Common Stock will appreciate at these rates or experience any appreciation.

Option Exercises and Holdings

The following table sets forth information concerning the exercise of options during 2005 and unexercised options held as of December 31, 2005 by the Named Executive Officers.

Aggregate Option Exercises in 2005

and Year-end Option Values

	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 12/31/05		Value of Unexercised In-the-Money Options at 12/31/05(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Paul J. Diaz	90,728	$2,076,990	393,606	169,291	$1,594,695	$1,108,361
Richard A. Lechleiter	47,400	$1,055,393	95,573	30,981	$533,832	$235,210
Frank J. Battafarano	13,460	$359,643	70,966	23,581	$232,172	$192,586
Lane M. Bowen	9,942	$151,454	34,426	25,081	$90,029	$238,661
Richard E. Chapman	—	—	48,530	23,581	$183,080	$192,586

(1)	The value of unexercised options was calculated by subtracting the exercise price from the market value of the underlying Common Stock as of December 31, 2005. The market value of the Common Stock was $25.76 per share based on the closing price per share on the NYSE on December 30, 2005.

Employment and Other Agreements

The Company has entered into employment agreements with certain of its officers, including the Named Executive Officers.

On October 28, 2003, the Company entered into an employment agreement with Mr. Diaz in connection with his promotion to Chief Executive Officer. Mr. Diaz’s promotion was effective January 1, 2004. The agreement has a three-year term but is extended automatically each day by one day unless the Company notifies Mr. Diaz. Upon such notification, the employment agreement will terminate in three years. Mr. Diaz’s employment agreement provides for a base salary and the ability to participate in the Company’s short-term and long-term incentive plans, the Company’s equity-based plans and other employee benefit plans. Mr. Diaz may receive increases in his base salary as approved by the Executive Compensation Committee. The base salary for Mr. Diaz for 2005 was $828,000.

Under certain circumstances, Mr. Diaz’s employment agreement also provides for severance payments if his employment is terminated. If his employment is terminated by reason of death or disability, Mr. Diaz is entitled to a prorated portion of his short-term incentive bonus. If Mr. Diaz’s employment is terminated for cause (as defined in his agreement), no additional payments are made under the employment agreement. If his employment is subject to termination for good reason (as defined in his agreement) or other than for cause (collectively, an “Involuntary Termination”), certain levels of severance payments are provided under the employment agreement.

Upon an Involuntary Termination, Mr. Diaz’s agreement provides for a cash payment equal to the prorated portion of his short-term incentive target bonus in the year of termination and three times his base salary and short-term incentive target bonus in the year of termination. In addition, Mr. Diaz would be entitled to coverage under the Company’s employee benefit plans for three years, three years of additional vesting of restricted stock awards and stock options, and an additional three years in which to exercise the options. Mr. Diaz’s agreement also requires the Company to provide substantially similar office space and the services of an administrative assistant for three years.

The Company also has entered into employment agreements with Mr. Lechleiter, Mr. Battafarano, Mr. Bowen and Mr. Chapman (collectively, the “Other Named Executive Officers”). The agreements for the

Other Named Executive Officers generally contain standard terms except as noted below. These agreements have a one-year term but are extended automatically each day by one day unless the Company notifies the Other Named Executive Officer. Upon such notification, the employment agreement will terminate in one year.

The employment agreements provide a base salary and the ability of the Other Named Executive Officers to participate in the Company’s short-term and long-term incentive plans, the Company’s equity-based plans and other employee benefit plans. Each of the Other Named Executive Officers was promoted to Executive Vice President in February 2005. Following these promotions, the base salaries for 2005 for the Other Named Executive Officers under the employment agreements were as follows: Mr. Lechleiter—$361,200; Mr. Battafarano—$373,500; Mr. Bowen—$361,200; and Mr. Chapman—$361,200. The Other Named Executive Officers may receive increases in their base salaries as approved by the Executive Compensation Committee.

Under certain circumstances, the employment agreements also provide for severance payments if the Other Named Executive Officer’s employment is terminated. If employment is terminated by reason of death or disability, the Other Named Executive Officer is entitled to a prorated portion of his short-term incentive target bonus. If the Other Named Executive Officer’s employment is terminated for cause (as defined in such Other Named Executive Officer’s agreement), no additional payments are made under the employment agreements. If the Other Named Executive Officer’s employment is subject to an Involuntary Termination, certain levels of severance payments are provided under the employment agreements.

Upon the Involuntary Termination of the Other Named Executive Officers, their agreements provide for a cash payment equal to the prorated portion of their short-term incentive target bonus in the year of termination and one and one-half times their base salary and short-term incentive target bonus in the year of termination. In addition, they would be entitled to coverage under the Company’s employee benefit plans for 18 months, 18 months of additional vesting of restricted stock awards and stock options, and an additional 18 months in which to exercise such options.

The Company also has entered into Change in Control Severance Agreements with certain of its key employees, including the Named Executive Officers. These agreements provide for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years after a change in control of the Company if: (a) the Company terminates the executive’s employment without cause or (b) the executive terminates employment with the Company for good reason (as defined in the agreement) or within either of two 30-day periods commencing 30 days after the change in control and one year after the change in control, respectively. The benefits to be afforded the Named Executive Officers include: (a) a cash payment equal to three times base salary and short-term incentive target bonus as of the termination of employment; (b) continuation of health, life and disability insurance coverage for three years; (c) full vesting under the Company’s retirement savings plan; and (d) an additional payment for any excise taxes the Named Executive Officer may incur as a result of the change in control payments.

Compensation Committee Interlocks and Insider Participation

During 2005, Mr. John H. Klein (Chairman), Thomas P. Cooper, M.D., Mr. Michael J. Embler, and Mr. Garry N. Garrison served on the Executive Compensation Committee of the Board of Directors. None of the persons who served on the Executive Compensation Committee during 2005 are, or have been, an employee or officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended. In addition, none of the Company’s executive officers serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the Company’s Board of Directors.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee of the Board (the “Committee” or the “Executive Compensation Committee”) is composed entirely of independent directors satisfying the requirements of the NYSE and NASDAQ listing standards. The Committee is composed of Mr. John H. Klein (Chairman), Thomas P. Cooper, M.D., Mr. Michael J. Embler and Mr. Garry N. Garrison. The Executive Compensation Committee is responsible for establishing and administering the policies and programs that govern both annual cash compensation and stock-based incentive compensation plans for the executive officers of the Company.

The Company’s executive compensation policy is based upon principles designed to motivate and retain executive officers and to establish an appropriate relationship between executive pay and short-term and long-term performance. The key components of the Company’s compensation program are base salary, annual cash incentive awards and equity participation. These components are administered to provide total compensation that is competitive in the marketplace, rewards successful short-term and long-term financial and non-financial performance and aligns executive officers’ interests with those of the shareholders. The Company has adopted a charter for the Committee, the text of which is posted on the Company’s website located at www.kindredhealthcare.com. Information on the Company’s website is not part of this Proxy Statement.

The Committee reviews each component of executive compensation on a regular basis. The Committee held seven meetings during 2005. The Committee engages independent consultants and uses executive compensation surveys of comparable healthcare and service companies to assist in its analysis. The companies surveyed include some, but not all, of the companies covered in the indices included in the Performance Graph. The Committee’s policy is to target total executive compensation between the 50th and 75th percentiles of the healthcare industry, depending on organizational and individual performance levels.

Base Salary

Base salary for executive officers is determined by an assessment of overall Company performance, the individual executive officer’s performance, changes in executive officer responsibility, relevant comparable industry data and general market salary increases for all employees. While certain aspects of performance can be measured in financial terms, the Committee also evaluates executives in performance areas that are more subjective. These areas include the success of the executive officer in developing and executing the Company’s strategic plans, addressing significant changes affecting the healthcare industry, developing key employees and exercising leadership. The Committee’s policy is to target executive base salaries at the 50th percentile of the healthcare industry.

Annual Cash Incentives

The Executive Compensation Committee believes that a significant portion of total cash compensation for executive officers should be subject to the attainment of specific Company financial and quality criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer’s compensation at risk. The Company’s incentive compensation plans are designed to reward officers and other designated key employees for the attainment of financial and quality performance objectives approved annually by the Committee. Incentive compensation objectives are constructed to encourage responsible and profitable growth and achievement of measurable quality indicators while taking into account non-routine factors that may be integral to the success of the Company.

The Company maintains a short-term incentive plan for executive officers and other key employees of the Company. The Committee establishes performance goals upon which the annual bonuses are based. Typically, the goals for each eligible employee are based upon financial performance measures, quality and performance goals and accounts receivable collections. Annual bonuses are based upon a percentage of the employee’s base salary. Target bonuses for 2005 for the Named Executive Officers were 60% of their respective base salaries. The short-term incentive plan also provides additional compensation beyond the target bonuses for performance exceeding the targeted goals. The maximum bonuses available for 2005 for the Named Executive Officers were 75% of their respective base salaries. Based upon the results achieved in 2005, the Executive Compensation Committee awarded bonuses to the Named Executive Officers equal to the following percentages of their base salaries under the short-term incentive plan: Mr. Diaz—75%; Mr. Lechleiter—75%; Mr. Battafarano—75%; Mr. Bowen—75%; and Mr. Chapman—75%.

The Company’s long-term incentive plan provides for the payment of cash bonus awards to key employees of the Company upon attainment by the Company of specified performance goals. For each performance period, the Executive Compensation Committee selects plan participants who are in a position to contribute materially to the success of the Company and establishes the performance goal or goals to be measured under the plan. For 2005, the goals were based on the Company achieving various levels of earnings before interest, taxes, depreciation, amortization and rent. The performance periods under the plan cover one year. The plan currently includes approximately 630 active participants, including key operating personnel in each of the Company’s four operating divisions. Participants are eligible to receive cash bonuses based upon a percentage of their base salary. These percentages vary depending upon the participant’s position within the Company and the extent to which the performance goals established by the Committee are attained. The maximum awards eligible under the long-term incentive plan as a percentage of base salary are 100% for the Chief Executive Officer and 90% for the Other Named Executive Officers. No awards are granted under the plan until certain minimum levels of performance are achieved. Cash awards are payable in equal annual installments on or about each of the first, second and third anniversaries of the end of the relevant performance period, provided generally that the participant is employed by the Company at the time payments are due. This payment feature also serves as a retention device for the Company. Based upon the goals established by the Committee for the 2005 performance period, all participants in the long-term incentive plan, including the Named Executive Officers, achieved the maximum award. These awards generally will be paid in three equal annual installments beginning on or about December 15, 2006.

In addition to the annual incentive awards, Mr. Lechleiter was awarded a special bonus of $35,000 for 2005 to recognize his efforts in recouping a $55 million favorable hospital Medicare settlement during 2005.

Equity Participation

The Executive Compensation Committee believes that equity participation is a key component of the Company’s executive compensation program. The use of such awards provides a long-term link between the results achieved for the Company’s shareholders and the rewards provided to executive officers. Stock options and other stock-based compensation are granted to executive officers primarily based on the executive officer’s overall performance, actual and potential contribution to the Company’s growth, long-term performance, and the practices of other companies in the healthcare industry. Stock-based compensation is designed to retain executive officers and motivate them to enhance shareholder value by aligning the financial interests of executive officers with those of the Company’s shareholders. Stock-based compensation also provides an effective incentive for management to create shareholder value over the long term since the full benefit of the compensation package is primarily realized as a result of the appreciation in the price of the Common Stock over a number of years.

During the first quarter of 2005, the Committee engaged an independent compensation consultant to evaluate the effectiveness and competitiveness of the Company’s executive compensation policy. The compensation consultant commented that the existing compensation strategy was still appropriate but noted that the equity portion of the compensation package was significantly below market. Consistent with recommendations of the independent compensation consultant, the Committee in 2005 modified its historical compensation policies to place more emphasis on equity-based compensation to recognize and promote outstanding individual or Company performance. As such, the Committee granted on April 27, 2005 options to purchase shares of Common Stock to certain officers of the Company, including the Named Executive Officers.

The number of shares of Common Stock underlying the stock option awards granted to the Named Executive Officers were as follows: Mr. Diaz—58,584 shares; Mr. Lechleiter—9,642 shares; Mr. Battafarano—9,971 shares; Mr. Bowen—7,307 shares; and Mr. Chapman—7,307 shares. These options have an exercise price of $31.09 per share, were to vest in four equal annual installments beginning on the first anniversary of the date of grant and expire seven years from the date of grant. On April 27, 2005, the Committee also granted a total of 155,097 shares of restricted Common Stock to certain officers of the Company, including the Named Executive Officers. The number of shares of restricted Common Stock granted to the Named Executive Officers were as follows: Mr. Diaz—48,332 shares; Mr. Lechleiter—7,955 shares; Mr. Battafarano—8,226 shares; Mr. Bowen—6,028 shares; and Mr. Chapman—6,028 shares. These shares will vest in four equal annual installments beginning on the first anniversary of the date of grant.

On an annual basis, the Committee also considers the appropriateness of equity awards for senior management as part of the overall compensation strategy. On August 10, 2005, the Committee granted options to purchase shares of Common Stock to certain officers of the Company, including the Named Executive Officers. The number of shares of Common Stock underlying the stock option awards granted to the Named Executive Officers were as follows: Mr. Diaz—101,923 shares; Mr. Lechleiter—16,776 shares; Mr. Battafarano—27,500 shares; Mr. Bowen—7,050 shares; and Mr. Chapman—12,712 shares. These options have an exercise price of $31.14 per share, were to vest in four equal annual installments beginning on the first anniversary of the date of grant and expire seven years from the date of grant. On August 10, 2005, the Committee also granted a total of 290,967 shares of restricted Common Stock to certain officers of the Company, including the Named Executive Officers. The number of shares of restricted Common Stock granted to the Named Executive Officers were as follows: Mr. Diaz—84,087 shares; Mr. Lechleiter—13,840 shares; Mr. Battafarano—22,500 shares; Mr. Bowen—5,816 shares; and Mr. Chapman—10,488 shares. These shares will vest in four equal annual installments beginning on the first anniversary of the date of grant.

On February 23, 2005, Mr. Lechleiter, Mr. Battafarano, Mr. Bowen and Mr. Chapman were promoted to Executive Vice Presidents in recognition for their ongoing significant contributions to the Company. In connection with these promotions and as an additional retention vehicle, the Committee granted options to purchase shares of Common Stock and granted shares of restricted Common Stock to these Named Executive Officers. Each of these Named Executive Officers was granted 10,000 stock option awards. These options have an exercise price of $30.42 per share, were to vest in three equal annual installments beginning on the first anniversary of the date of grant and expire ten years from the date of grant. On February 23, 2005, the Committee also granted 15,000 shares of restricted Common Stock to each of these Named Executive Officers. These shares will vest in three equal annual installments beginning on the first anniversary of the date of grant.

The Executive Compensation Committee granted the stock options and restricted stock described above based upon its judgment that the number and terms were appropriate and desirable considering each executive officer’s actual and potential contribution to the Company and the practices of other companies in the healthcare industry. The assessment of actual and potential contribution was based on the Executive Compensation Committee’s subjective evaluation of each executive officer’s abilities, skills, efforts, level of responsibility and leadership. The Committee also believes that these awards are consistent with the Committee’s compensation policy to align the interests of management with the interests of the shareholders. The Committee also considered the recommendations of the Chief Executive Officer relating to individual performance of the Company’s other officers. In addition, the Committee considered information prepared by an independent compensation consultant with respect to the size and character of market equity grants.

On December 14, 2005, the Committee accelerated the vesting of all unvested stock options awarded to employees and officers under the Company’s Incentive Plan, which had exercise prices greater than the closing price of $26.48 per share as reported on the NYSE at December 14, 2005 (the “Accelerated Vesting”). Underwater options to purchase approximately 944,000 shares became exercisable immediately as a result of the Accelerated Vesting.

The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123R”), “Share-Based Payment” on January 1, 2006 and began recognizing compensation expense prospectively for non-vested stock options outstanding at December 31, 2005 and for all future stock option grants. The decision by the Committee to accelerate the vesting of the underwater stock options referenced above was made primarily to reduce compensation expense that otherwise would be recorded in future periods following the adoption of SFAS 123R. In addition, the Committee believed that this action would further enhance management’s focus on increasing shareholder returns and would increase employee morale and retention. The following lists the number of shares of Common Stock underlying underwater stock options held by the Named Executive Officers that were fully vested in connection with the Accelerated Vesting: Mr. Diaz—160,507; Mr. Lechleiter—36,418; Mr. Battafarano— 47,471; Mr. Bowen—24,357; and Mr. Chapman—30,019.

Compensation of the Chief Executive Officer

Consistent with the executive compensation policy and components described above, the Executive Compensation Committee determined the compensation for the services rendered during 2005 by Paul J. Diaz, as President and Chief Executive Officer of the Company. The following chart describes the components of Mr. Diaz’s compensation.

Component	Amount Earned/Granted	Description
Base Salary	2005 base salary of $828,000	3.5% increase from 2004 was consistent with average increase provided to employees Company-wide.

Annual Cash Incentives	Short-term incentive target: 60% of base salary Actual earned: 75% of base salary	Company achieved various targeted levels of pre-established goals based on (a) earnings before interest, taxes, depreciation, amortization and rent, (b) accounts receivable collections and (c) various quality goals in each of the Company’s four operating divisions under the short-term incentive plan.
	Long-term incentive target: 50% of base salary Actual earned: 100% of base salary	Company achieved maximum targeted earnings before interest, taxes, depreciation, amortization and rent under the long-term incentive plan.
Stock Options	Number granted: 58,584 Exercise price: $31.09 Vesting: fully vested (1) Number granted: 101,923 Exercise price: $31.14 Vesting: fully vested (1)	Mr. Diaz’s stock option awards were determined in the same manner as the other Named Executive Officers, as described above.
Restricted Stock	Number granted: 48,332 Vesting: four equal annual installments Number granted: 84,087 Vesting: four equal annual installments	Mr. Diaz’s restricted stock awards were determined in the same manner as the other Named Executive Officers, as described above.

(1)	As initially granted, these stock options were scheduled to vest in four equal annual installments, beginning on the first anniversary of the grant date. Due to the Accelerated Vesting, these stock options were fully vested on December 14, 2005.

Component	Amount Earned/Granted	Description
401(k) Plan	The Company contributed $3,234 of matching contributions to Mr. Diaz’s account in 2005	The Company matching contribution is provided to all eligible employees under the 401(k) plan.

Deferred Compensation Plan	The Company contributed $4,597 of matching contributions and interest to Mr. Diaz’s account in 2005	Deferred Compensation Plan is provided to all employees of the Company defined as “highly compensated employees” by the Internal Revenue Code. The Company matches 25% of the first 2% of amounts contributed to the plan.

Executive Perquisites	$64,498	Personal use of Company aircraft

Potential Severance Payments under Change in Control Severance Agreement

The benefits offered to Mr. Diaz upon a change in control under his Change in Control Severance Agreement include the following:

•     cash payment equal to three times base salary and short-term incentive target bonus as of the termination of employment

•     continuation of health, life and disability insurance coverage for three years

•     full vesting under the Company’s retirement savings plan

•     an additional payment for any excise taxes

In addition, all of Mr. Diaz’s stock option agreements and restricted stock agreements would become fully vested.

Upon a change in control, benefits would be payable under the Change in Control Severance Agreement at any time within two years after a change in control if:

•     the Company terminated Mr. Diaz’s employment without cause; or

•     Mr. Diaz terminates employment with the Company for good reason or within either of two 30-day periods commencing 30 days after the change in control and one year after the change in control, respectively.

Potential Severance Payments under Employment Agreement

Upon termination for cause, Mr. Diaz would not be entitled to any payments under his Employment Agreement.

Upon termination for death or disability, Mr. Diaz is entitled to a prorated portion of his short-term incentive target bonus in the year of termination.

Upon involuntary termination, Mr. Diaz would be entitled to:

•     Prorated short-term incentive target bonus in the year of termination

•     Three times base salary and short-term incentive target bonus

•     Three years of health insurance and other employee benefits

•     Three years of additional vesting of restricted stock awards and stock options

During 2005, Mr. Diaz was charged with substantially growing the Company’s hospital and pharmacy divisions. Mr. Diaz was instrumental in promoting the organic hospital development growth. Under his guidance, the Company’s pharmacy division acquired three institutional pharmacy businesses with approximately 23,700 customer beds and opened two new pharmacies. Mr. Diaz also led the successful efforts to acquire the assets of Commonwealth Communities Holdings LLC. Under Mr. Diaz’s leadership, the Company continues to make significant strides in pursuing its critical success factors and promoting a culture of quality throughout all of its operating facilities. Based upon these accomplishments, the Committee believes that the base salary, incentive bonuses, and equity granted to Mr. Diaz were fair and competitive. The assessment of actual and potential contribution was based upon the Committee’s subjective evaluation of Mr. Diaz’s abilities, skills, efforts, level of responsibility and leadership.

Executive Compensation Tax Deductibility

The Omnibus Budget Reconciliation Act of 1993 amended the Internal Revenue Code (the “Code”) to provide generally that the compensation paid by publicly held corporations to the chief executive officer and the four most highly paid senior executive officers in excess of $1,000,000 per executive will be deductible by the Company only if paid pursuant to qualifying performance-based compensation plans approved by shareholders of the Company. Compensation as defined by the Code includes, among other things, base salary, incentive compensation and gains on stock options and restricted Common Stock. It is the Executive Compensation Committee’s policy to maximize the effectiveness of the Company’s executive compensation plans. In that regard, the Committee intends to remain flexible to take actions which are deemed to be in the best interests of the Company and its shareholders. Such actions may not always qualify for tax deductibility under the Code.

All members of the Executive Compensation Committee of the Company listed below submit the foregoing report.

EXECUTIVE COMPENSATION COMMITTEE

John H. Klein, Chairman

Thomas P. Cooper, M.D.

Michael J. Embler

Garry N. Garrison

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of three directors. Each member of the Audit Committee is independent and financially literate as defined in the NYSE and NASDAQ listing standards. During 2005, Mr. Isaac Kaufman (Chairman), Mr. John H. Klein and Mr. Eddy J. Rogers, Jr. served on the Audit Committee.

The Audit Committee reviews the Company’s financial reporting processes on behalf of the Board of Directors and monitors the Company’s efforts to comply with certain aspects of the Sarbanes-Oxley Act of 2002. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 with the Company’s management and its independent auditor, PricewaterhouseCoopers LLP. Management is responsible for the financial statements and the underlying financial reporting processes, including the system of internal controls. PricewaterhouseCoopers LLP is responsible for auditing the Company’s financial statements, expressing an opinion on the conformity of such audited consolidated financial statements with accounting principles generally accepted in the United States of America, and expressing opinions on the effectiveness of the Company’s internal control over financial reporting and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. Management has represented to PricewaterhouseCoopers LLP and the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee held eight meetings during 2005. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the auditor’s independence from the Company and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, received by the Audit Committee.

The Audit Committee also discussed with the Company’s internal auditors and with PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee meets periodically with the Company’s internal auditors and with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality and transparency of the Company’s financial reporting.

In reliance upon the reviews and discussions referenced above and the report of the independent auditor included in the independent auditor’s opinion with respect to the audited consolidated financial statements, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC.

All members of the Audit Committee of the Company listed below submit the foregoing report.

AUDIT COMMITTEE

Isaac Kaufman, Chairman

John H. Klein

Eddy J. Rogers, Jr.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table represents aggregate equity compensation plan information as of December 31, 2005 with respect to (1) equity plans that were approved by the Company’s shareholders, and (2) equity plans that have not been approved by the Company’s shareholders.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)		Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders (1)	2,888,197	(2)	$22.26	2,730,841	(3)
Equity compensation plans not approved by security holders (4)	199,000	(5)	$17.89	23,054	(6)

Total	3,087,197		$21.97	2,753,895

(1)	The Kindred Healthcare, Inc. 2000 Stock Option Plan (the “2000 Stock Option Plan”) was approved as part of the Company’s Fourth Amended Joint Plan of Reorganization (the “Plan of Reorganization”) and was subsequently ratified by the Company’s shareholders. The Incentive Plan has been approved by the Company’s shareholders and also is included in these totals. The Directors Plan was approved by the Company’s shareholders on May 18, 2004.

(2)	Represents 68,016 shares of Common Stock underlying outstanding stock options granted pursuant to the 2000 Stock Option Plan and 2,790,181 shares of Common Stock underlying outstanding stock options granted pursuant to the Incentive Plan. This amount also includes 30,000 shares of Common Stock underlying stock options granted to non-employee directors pursuant to the Directors Plan after the date on which the Directors Plan was approved by the shareholders.

(3)	Restricted Common Stock and other forms of equity awards may be issued under the Incentive Plan.

(4)	The Kindred Healthcare, Inc. 2000 Restricted Share Plan (the “Restricted Share Plan”) was approved as part of the Company’s Plan of Reorganization but was not ratified by the Company’s shareholders.

(5)	This amount includes shares of Common Stock underlying stock options granted to non-employee directors pursuant to the Directors Plan prior to the date on which the Directors Plan was approved by the shareholders. Excludes outstanding restricted shares of Common Stock awarded under the Restricted Share Plan.

(6)	Represents restricted shares of Common Stock available for issuance under the Restricted Share Plan.

Description of Non-Shareholder Approved Equity Compensation Plans

Restricted Share Plan

In connection with the Plan of Reorganization, the Company adopted the Restricted Share Plan. The Restricted Share Plan provides for the grant of awards of restricted Common Stock to key employees of the Company. The maximum number of shares of Common Stock that may be granted under the Restricted Share Plan is 1,200,000 shares. Shares of Common Stock issued under the Restricted Share Plan may be either newly issued shares or treasury shares. The Restricted Share Plan is administered by the Executive Compensation Committee.

Each award will provide the participant with a specified number of restricted shares of Common Stock recommended by the Chief Executive Officer and approved by the Executive Compensation Committee. The restricted Common Stock will be non-transferable and subject to forfeiture unless and until they have vested. Shares in each participant’s award vest according to the following schedule: one-third vests immediately upon grant to the participant; the remaining two-thirds vest over a period of four years, with fifteen percent of the two-thirds vesting on the first and second anniversaries of the date of grant, twenty percent of the two-thirds vesting on the third anniversary of the date of grant, and the remaining fifty percent of the two-thirds vesting on the fourth anniversary of the date of grant. All awards granted under the Restricted Share Plan are currently fully vested.

In the event that a participant’s employment is terminated prior to such participant’s shares becoming fully vested (1) by the Company for cause (as defined in the Restricted Share Plan) or by the participant for any reason, all shares in such participant’s award that have not vested shall be forfeited on the date of termination; (2) by the Company without cause, all shares in such participant’s award shall vest according to the vesting schedule described above; or (3) without cause at any time after a change in control (as defined in the Restricted Share Plan), or by reason of death or disability (as defined in the Restricted Share Plan), all shares in such participant’s award shall immediately vest.

In the event that any award or portion thereof is forfeited for any reason, the forfeited shares of Common Stock will again be available for award pursuant to the Restricted Share Plan. In the event that the Company declares any dividends on the Common Stock, whether stock or cash dividends or otherwise, participants holding shares of restricted Common Stock are entitled to such dividends. Such dividends will be subject to the vesting and forfeiture provisions of the Restricted Share Plan and will be held by the Company or, if stock, subject to a restrictive legend, as determined by the Executive Compensation Committee. The Restricted Share Plan provides for an adjustment in the number of shares of Common Stock issued and available to be issued under the Restricted Share Plan, upon a change in the capitalization of the Company, a stock dividend or split, a merger or combination of shares and certain similar events.

PERFORMANCE GRAPH

The following graph summarizes the cumulative total return to shareholders of the Company’s Common Stock from April 26, 2001, the first day of its trading on the OTC Bulletin Board, to its trading on NASDAQ beginning November 8, 2001 and its subsequent trading on the NYSE beginning October 27, 2004 to December 31, 2005, compared to the cumulative total return on the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and the Standard & Poor’s 1500 Health Care Index (the “S&P 1500 Health Care Index”). The graph assumes an investment of $100 in each of the Company’s Common Stock, the S&P 500 Index, and the S&P 1500 Health Care Index on April 26, 2001, and also assumes the reinvestment of all dividends.

	4/26/01	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Kindred Healthcare, Inc.	$100	$168	$59	$168	$193	$166
S&P 500 Index	100	94	73	94	103	108
S&P 1500 Health Care Index	100	103	82	95	102	109

2. PROPOSAL TO RATIFY THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2006

The firm of PricewaterhouseCoopers LLP has been retained by the Company as independent auditor to audit the consolidated financial statements of the Company for the 2006 fiscal year and to audit the Company’s internal control over financial reporting as of December 31, 2006.

Although the Company’s bylaws do not require that the Company’s shareholders ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to the Company’s shareholders for ratification as a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee of the Board of Directors, in its sole discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2

Fees Paid to PricewaterhouseCoopers LLP

The following information presents the fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2005 and 2004. The Audit Committee approved all of the services related to the fees set forth below.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for each of the years ended December 31, 2005 and 2004 for the audits of the consolidated financial statements of the Company, audits of the Company’s internal control over financial reporting as of December 31, 2005 and 2004, review of interim financial statements included in the Company’s Form 10-Qs and for services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for each of the referenced years were $2,030,710 and $2,098,113, respectively.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for each of the years ended December 31, 2005 and 2004, for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included in the audit fees listed above were $443,443 and $441,100, respectively. These fees were primarily related to audits and related services associated with regulatory and compliance audits.

Tax Fees

There were no fees billed by PricewaterhouseCoopers LLP for each of the years ended December 31, 2005 and 2004 for tax compliance, tax advice or tax planning services.

All Other Fees

No other aggregate fees were billed by PricewaterhouseCoopers LLP for the years ended December 31, 2005 and 2004 for products and services other than services described in the sections captioned “Audit Fees,” “Audit-Related Fees,” and “Tax Fees.”

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, evaluating and replacing the independent auditor, setting compensation and overseeing the services rendered by the independent auditor. The Audit Committee has established a policy requiring pre-approval of all audit engagement fees and terms and all permissible non-audit engagements with the independent auditor. Such services may be approved at a meeting of the Audit Committee or the Audit Committee may delegate to one or more of its members the pre-approval of audit engagements and permissible non-audit services provided that any pre-approval by such member or members shall be presented to the Audit Committee at each of its scheduled meetings. All of the services described in the sections captioned “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by the Audit Committee in accordance with this policy.

3. SHAREHOLDER PROPOSAL TO URGE THE BOARD OF DIRECTORS TO ARRANGE

FOR THE SPIN-OFF OF KINDRED’S PHARMACY DIVISION TO ITS SHAREHOLDERS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 3

The Company has received the following shareholder proposal from North Star Partners LP, 274 Riverside Avenue, Westport, Connecticut 06880 (“North Star”). As of November 29, 2005, North Star beneficially owned 77,702 shares of Common Stock. Provided below in the section captioned “Supporting Statement” is North Star’s statement in support of its proposal. A qualified representative of North Star is required to attend the Annual Meeting to present the proposal. The Company is not responsible for and disclaims the content of North Star’s proposal and supporting statement. For reasons set forth in the section captioned “Statement of the Board of Directors,” the Board of Directors recommends a vote “AGAINST” this proposal.

RESOLVED, that the stockholders of Kindred Healthcare, Inc. (“Kindred”), believing that there is significant unrealized value within the company, urge Kindred’s Board of Directors to arrange for the spin-off of Kindred’s pharmacy division (“KPS”) to stockholders within the next six months.

Supporting Statement

KPS has grown to be a substantial business and currently ranks as the third largest institutional pharmacy company in the nation.

We believe that institutional pharmacy companies typically trade in the public and private markets at higher multiples of earnings and cash flow than long-term care providers such as nursing homes and long-term acute care hospitals. We believe this is due to their superior economics and growth prospects.

On December 1, 2003, Genesis Health Ventures, Inc. (“Genesis”) took a similar step when it separated its nursing home business from its institutional pharmacy business. We urge the Board and our fellow stockholders to study this example as it was extremely beneficial in improving value for Genesis stockholders. We believe that the same opportunity exists for Kindred stockholders. In a November 14, 2003 letter to its stockholders, Genesis stated “By separating the two businesses, we anticipate that we will be better able to:

•	align management incentives with business specific operating performance;

•	access capital;

•	isolate operating risks; and

•	improve sales and marketing opportunities, including the resolution of existing customer/competitor issues with respect to our pharmacy services business.”

We believe that these same benefits could apply to Kindred and KPS.

As an independent company, KPS would be able to use stock based incentives that reward employees for the specific results and market performance of their business, without any undue concern for other segments of the company. This could help to improve KPS’ ability to attract and retain employees.

Further, KPS would also be able to access the debt and equity markets as a focused enterprise and its cost of capital would be determined by investors’ view of its specific enterprise. We believe KPS’ cost of capital would be lower than Kindred’s. KPS would also be able to use its own stock as currency for acquisitions, which would make it a more effective competitor in the currently ongoing industry consolidation.

Finally, and most importantly, KPS would be free of the current conflict of interest that exists because it markets pharmacy services to eldercare providers that are in direct competition with Kindred’s own eldercare facilities for a limited patient population. We believe this conflict creates an obstacle to KPS’ ability to compete and grow that would not exist if KPS was an independent company.

Spinning off KPS as an independent company will increase its ability to compete and grow, and should substantially reduce its cost of capital. A faster growing and more highly valued enterprise is a win/win situation for the employees of KPS and the stockholders of Kindred Healthcare, Inc. North Star recommends that you vote “FOR” its stockholder proposal.

If you AGREE, please mark your proxy FOR this resolution.

Statement of the Board of Directors

The Board of Directors has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Company or its shareholders. On a regular basis, the Board of Directors considers the strategic goals and alternatives for the Company and each of its four operating divisions. The Board of Directors continually explores ways to grow and expand each of its business lines to enhance and unlock shareholder value. However, it does not believe that establishing a fixed timetable to evaluate strategic alternatives serves the best interests of shareholders.

The Board believes there are benefits to operating a diversified healthcare company. This diversification provides additional financial and operational strength to each division and also affords the Company with the ability to manage significant shifts in reimbursement or regulatory policy in any one or more of its divisions. Operational diversity also provides the Company with an enhanced ability to access capital and debt markets. KPS currently benefits from having access to the Company’s $400 million revolving credit agreement and from business generated from acquisitions of facilities by the Company’s hospital and nursing center divisions.

Over the last several years, the Company has made several investments to strengthen the operations of KPS and grow its business. During the first quarter of 2005, KPS acquired an institutional pharmacy business in Pennsylvania servicing approximately 7,800 customer beds and an institutional pharmacy business in California servicing approximately 7,300 customer beds. In the fourth quarter of 2005, KPS acquired an institutional pharmacy in Chicago, Illinois serving approximately 8,600 customer beds. During 2004, KPS acquired an institutional pharmacy business in Iowa servicing approximately 1,400 customer beds. KPS opened new pharmacies during 2005 in Florida and Tennessee, as well as new pharmacies in New Hampshire and Georgia in 2004. These acquisition and development opportunities have been funded with the Company’s free cash flow.

In the last three years, KPS has almost doubled the number of external customer beds that it serves. KPS anticipates opening four to six new pharmacies in 2006 to service new external customers and markets. The Board of Directors believes additional acquisitions and strategic growth opportunities exist for KPS.

As with all of the Company’s operating divisions, the Board of Directors will continue to evaluate strategic alternatives for KPS to increase the value of KPS and in an effort to create shareholder value.

FOR THE REASONS OUTLINED ABOVE, AFTER APPROPRIATE CONSIDERATION, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

The Company must receive any shareholder proposal intended to be presented at the Company’s 2007 Annual Meeting of shareholders by November 28, 2006 in order to be considered for inclusion in the Company’s proxy materials for such meeting.

In connection with the annual meeting of shareholders of the Company to be held in 2007, if the proponent of a shareholder proposal fails to notify the Company of such proposal, in conformity with the requirements of the Company’s bylaws, before 60 days, but no earlier than 90 days before such meeting, then management proxies will be allowed to use their discretionary voting authority on the proposal if raised at the annual meeting even if there is no discussion of the proposal in the proxy statement.

SHAREHOLDER COMMUNICATIONS

The Company welcomes shareholder communications to the Board of Directors and/or individual directors. Shareholders who wish to communicate with the Board of Directors or an individual director should send their communications to the Board of Directors or an individual director, care of the Corporate Secretary, at the Company’s principal office. All such communication will be forwarded to the Board of Directors or the individual director as appropriate.

OTHER MATTERS

The only matters to be considered at the Annual Meeting or any adjournment thereof, so far as known to the Board of Directors, are those set forth in the Notice of Meeting and routine matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote the proxy in accordance with their judgment in such matters.

ADDITIONAL INFORMATION

Copies of the exhibits to the Company’s Annual Report on Form 10-K will be provided to any requesting shareholder, provided that such shareholder agrees to reimburse the Company for reasonable fees related to providing such exhibits.

By Order of the Board of Directors

Paul J. Diaz

President and Chief Executive Officer

PROXY

[KINDRED HEALTHCARE LOGO]

KINDRED HEALTHCARE, INC.

680 SOUTH FOURTH STREET, LOUISVILLE, KENTUCKY 40202-2412

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 25, 2006

The undersigned hereby appoints Richard A. Lechleiter, Executive Vice President and Chief Financial Officer and Richard E. Chapman, Executive Vice President and Chief Administrative and Information Officer, or either of them, with full power of substitution, as the true and lawful attorneys and proxies to vote, as indicated on the reverse hereof, all shares of Common Stock of Kindred Healthcare, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the annual meeting of shareholders to be held at the Company’s principal office, 680 South Fourth Street, Louisville, Kentucky 40202-2412, on Thursday, May 25, 2006, at 10:00 a.m., local time, or at any adjournments thereof, with all the powers the undersigned would possess if then and there personally present, upon the matters described in the notice of annual meeting of shareholders and proxy statement, dated March 30, 2006, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment. Proposal No. 1 and Proposal No. 2 set forth on the reverse hereof are proposed by the Company.

PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

SEE REVERSE SIDE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS NO. 1 AND NO. 2 AND “AGAINST” PROPOSAL NO. 3 BELOW.

The Board of Directors recommends a vote FOR the following proposals:

1.	ELECTION OF DIRECTORS

FOR ☐ the election of Edward L. Kuntz, Thomas P. Cooper, M.D., Paul J. Diaz, Michael J. Embler, Garry N. Garrison, Isaac Kaufman, John H. Klein and Eddy J. Rogers, Jr. or WITHHOLD AUTHORITY ☐ to vote for all nominees in such election. INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name above.

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2006

FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote AGAINST the following proposal:

3.	PROPOSAL TO URGE THE BOARD OF DIRECTORS TO ARRANGE FOR THE SPIN-OFF OF THE COMPANY’S PHARMACY DIVISION TO ITS SHAREHOLDERS

FOR ☐	AGAINST ☐	ABSTAIN ☐

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT:

☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE:	DATE: